Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-1818 NYSE: SPN
[DRAFT DATED DECEMBER 5, 2006]

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
SUPERIOR ENERGY ANNOUNCES PROPOSED OFFERING OF
$350 MILLION SENIOR EXCHANGEABLE NOTES
     Harvey, LA – December [6], 2006. Superior Energy Services, Inc. (NYSE: SPN) announced today that its wholly owned subsidiary, SESI, L.L.C. (“SESI”), intends to offer, subject to market and other conditions, approximately $350.0 million aggregate principal amount of senior exchangeable notes due 2026 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be guaranteed by Superior Energy Services and the same subsidiaries of SESI that currently guarantee its existing 6 7/8% senior notes. In certain circumstances, the notes will be exchangeable for cash up to the principal amount of notes and shares of Superior Energy Services’ common stock for any exchange value above the principal amount of notes or, upon SESI’s election in certain circumstances prior to December 15, 2011, solely into shares of Superior Energy Services’ common stock. The interest rate, exchange price and other terms of the notes will be determined by negotiations between Superior Energy Services and the initial purchasers of the notes. Superior Energy Services also expects that SESI will grant the initial purchasers of the notes a 30-day option to purchase up to $50.0 million in principal amount of additional notes.
     Superior Energy Services intends to use approximately $233 million of the net proceeds of the offering to fund the approximate $175 million cash purchase price of its previously announced acquisition of Warrior Energy Services Corporation, to refinance Warrior’s existing indebtedness and to pay expenses related to the Warrior acquisition.
     SESI intends to use a portion of the net proceeds from the offering to pay the cost of the exchangeable note hedge transactions that SESI expects to enter into with affiliates of certain of the initial purchasers. Each of the exchangeable note hedge transactions is expected to have a call exercise price equal to the exchange price of the notes, and is intended to limit exposure to dilution to Superior Energy Services’ stockholders upon the potential future exchange of the notes. In connection with such transactions, Superior Energy Services expects to enter into separate warrant transactions with the same counterparties that enter into the exchangeable note hedge transactions, with proceeds of the warrant transactions partially offsetting the cost of the exchangeable note hedge transactions. Upon any exercise of the initial purchasers’ option to purchase additional notes, the exchangeable note hedge and warrant transactions will be proportionately increased. In connection with establishing their initial exchangeable note hedge and warrant transactions, the counterparties expect to purchase shares of Superior Energy Services’ common stock in privately negotiated transactions concurrently with or shortly after pricing of the notes. In addition, these financial institutions or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling shares of Superior Energy Services’ common stock in secondary market transactions prior to expiration of the exchangeable note hedge and warrant transactions.
     Superior Energy Services intends to use the remaining net proceeds of the offering, along with a portion of available cash, to repurchase up to $160 million of Superior Energy Services’ common stock concurrently with and after the offering in open market or privately negotiated transactions.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
     Superior Energy Services is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior Energy Services also owns and operates mature oil and gas properties in the Gulf of Mexico.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with Superior Energy Services’ rapid growth; changes in competitive factors and other material factors that are described from time to time in Superior Energy Services’ filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior Energy Services or any other person that the projected outcomes can or will be achieved.
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